EXHIBIT 99
Community Shores Gives Notice of Intent to Voluntarily Delist from Nasdaq
MUSKEGON, Mich., Dec 6, 2010 (GLOBE NEWSWIRE) — Community Shores Bank Corporation (Nasdaq: CSHB) (“Community Shores”), the holding company for Community Shores Bank, announced that it has today given formal written notice to The Nasdaq Stock Market LLC (“Nasdaq”) of its intention to voluntarily delist its common stock from Nasdaq.
Community Shores intends to file a Form 25 with the SEC on December 16, 2010 to effect the voluntary delisting, and expects that its common stock will cease trading on Nasdaq that day.
Community Shores received a letter from Nasdaq on October 12, 2010 notifying it that it no longer meets Nasdaq’s continued listing requirement under Nasdaq Rule 5550(a)(2) (the “Bid Price Rule”) because the bid price for its common stock closed below $1.00 per share for 30 consecutive business days. In accordance with Nasdaq Rule 5810(c)(3)(A), Community Shores has a grace period of 180 calendar days (until April 11, 2011) to regain compliance with the Bid Price Rule, and may be eligible for an additional grace period. At this time Community Shores has not regained compliance with the Bid Price Rule, and cannot determine with certainty whether it would regain compliance before the end of the grace period.
The decision to delist is based primarily on Community Shores’ desire to conserve resources, and its recognition that the benefits of maintaining Nasdaq listing have declined. The trading volume and price of Community Shore common stock have been limited, and it believes the benefits of listing do not justify the expense, compliance requirements and administrative burdens of maintaining Nasdaq listing.
Community Shores has asked a market maker to make application to have Community Shores common stock quoted on the OTC Bulletin Board (“OTCBB”), and expects that Community Shores common stock will be quoted on the OTCBB after delisting from Nasdaq.
About Community Shores
Community Shores is the only independent community banking organization headquartered in Muskegon. Community Shores serves businesses and consumers in the western Michigan counties of Muskegon and Ottawa from four branch offices. Community Shores Bank opened for business in January 1999, and has grown to $247 million in assets. For further information, please visit the Company’s web site at: www.communityshores.com.

Forward Looking Statements
This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include actions that may or may not be taken by Nasdaq or the SEC in connection with the proposed delisting, and whether a market maker appropriately applies for Community Shores common stock to be quoted on the OTCBB, and if so, whether the OTCBB, in its discretion, approves such quotation. Community Shores undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:	Community Shores Bank Corporation
Heather D. Brolick, President and CEO
1-231-780-1845
hbrolick@communityshores.com

Tracey A. Welsh, Senior Vice President and CFO
1-231-780-1847
twelsh@communityshores.com

2